                                                     February 9, 2004

Affordable Residential Communities Inc.
600 Grant Street, Suite 900
Denver, Colorado 80203

                      Re:      Certain Federal Income Tax Considerations

Ladies and Gentlemen:

                  We have acted as tax counsel to Affordable Residential
Communities Inc., a Maryland corporation ("ARC"), in connection with the offering by ARC (the "Offering"), of shares of its common stock, $0.01 par value per share ("Common Stock") and shares of its Series A cumulative redeemable preferred stock ("Preferred Stock"), pursuant to a Registration Statement on
Form S-11 (No. 333-109816) filed with the Securities and Exchange Commission
(the "Commission"), as amended through the date hereof (the "Registration
Statement"). You have requested our opinion concerning certain federal income tax considerations in connection with the Offering.

                  In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  For purposes of our opinion, we have assumed the legal
capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have assumed that such documents, certificates and records are duly authenticated, valid and enforceable.

                  In rendering our opinion, you have provided us with, and we are relying upon, statements and representations of officers and other representatives of ARC, including a certificate containing certain statements, representations and covenants by management of ARC (the "Officer's Certificate")
relating to, among

Affordable Residential Communities Inc.

other things, the actual and proposed operations of ARC and the entities in which it holds a direct or indirect interest (collectively, the "Company"). We have assumed and relied on your representations that the information presented in the Officer's Certificate, Registration Statement and such other documents, certificates and records or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or docu ments in a material way. We have assumed that such statements, representations and covenants are and will continue to be true without regard to any qualification as to knowledge or belief. Additionally, with respect to certain issues of Maryland law, we have relied with your permission on the opinion rendered by Venable LLP, dated as of February 9, 2004, which was previously supplied to you.

                  Our opinion is also based on the correctness of the following assump tions: (i) ARC and each of the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents and (ii) each of the written agreements to which the
Company is a party will be implemented, construed and enforced in accordance with its terms.

                  In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promul gated thereunder ("Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal
Revenue Service ("IRS"), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations at any time (in some circumstances, with retroactive effect). A change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.
In this regard, an opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the
IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Affordable Residential Communities Inc.

               Based upon and subject to the foregoing, we are of the opinion that:

         1.   ARC has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust
              ("REIT") under the Code, its actual method of operation from
              January 1, 1998 through the date hereof has enabled it to meet the requirements for qualification and taxation as a REIT under the
              Code, and it has quali fied for taxation as a REIT for each of the taxable years 1998, 1999, 2000, 2001, 2002 and 2003. ARC's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

         2.   The discussion set forth in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" constitutes a fair and accurate summary under current law of the material United
              States Federal income tax consequences of the ownership and disposition of the Common Stock and the Preferred Stock, subject to the qualifica tions set forth therein.

              As noted in the Registration Statement, ARC's qualification and taxation as a REIT depend upon its continuing ability to meet, through actual operating results, certain requirements, including requirements relating to distribu tion levels and diversity of stock ownership, and the various income, asset and other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operation for any taxable year will satisfy the requirements for taxation as a REIT under the Code.

              Except as set forth above, we express no other opinion.

              This opinion has been prepared for you in connection with the transaction described herein and may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or of any subsequent changes in applicable law.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                           [LETTERHEAD OF VENABLE LLP]

                                February 9, 2004

Affordable Residential Communities Inc.
c/o ARC Holdings LLC
600 Grant Street, Suite 900
Denver, Colorado 80203

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

                  Re:      Affordable Residential Communities Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Affordable Residential
Communities Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the issuance of 888.9490983737 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company
("Common Stock"), pursuant to (1) the Stock Purchase and Subscription Agreement,
dated as of September 30, 1998 (the "1998 Subscription Agreement"), by and among the Company and Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund
IV, Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee
Investors Limited Partnership and certain other investors listed on the signature pages attached thereto (the "1998 Subscribers"), (2) the Stock
Purchase and Subscription Agreement, dated as of January 28, 1999 (the "1999
Subscription Agreement" and, together with the 1998 Subscription Agreement, the
"Subscription Agreements"), by and among the Company and each of the investors listed on the signature pages thereto (the "1999 Subscribers" and, together with the 1998 Subscribers, the "Subscribers") and (3) the Agreement, dated as of July
23, 2000, by and among the Company and the Subscribers (the "Amendment
Agreement").

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         1. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the
"SDAT");

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February 9, 2004

         2. Purported Articles of Amendment and Restatement of the Company (the
"Intended Articles of Amendment");

         3. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

         4. Resolutions duly adopted by the Board of Directors of the Company, dated as of September 29, 1998, approving, among other items, the Intended
Articles of Amendment and the issuance of shares of Common Stock pursuant to the
1998 Subscription Agreement (the "1998 Resolutions"), certified as of the date hereof by an officer of the Company;

         5. Resolutions duly adopted by the Board of Directors of the Company, dated as of January 15, 1999, authorizing, among other items, the issuance of shares of Common Stock pursuant to the 1999 Subscription Agreement (the "1999
Resolutions"), certified as of the date hereof by an officer of the Company;

         6. Resolutions duly adopted by the Board of Directors of the Company, dated as of July 24, 2000, authorizing, among other items, the execution, delivery and performance of the Amendment Agreement (the "2000 Resolutions"),
certified as of the date hereof by an officer of the Company;

         7. The 1998 Subscription Agreement, certified as of the date hereof by an officer of the Company;

         8. The 1999 Subscription Agreement, certified as of the date hereof by an officer of the Company;

         9. The Amendment Agreement, certified as of the date hereof by an officer of the Company;

         10. The stock ledger of the Company setting forth the number of shares of Common Stock held by each Subscriber pursuant to the Purported Stock
Certificates (as defined herein) (the "Purported Stock Ledger"), certified as of the date hereof by an officer of the Company;

         11. The stock ledger of the Company setting forth the actual number of shares held by each Subscriber in accordance with the Subscription Agreements and the Amendment Agreement (the "Stock Ledger"), certified as of the date hereof by an officer of the Company;

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Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

         12. The Purported Stock Certificates, certified as of the date hereof by an officer of the Company;

         13. A Certificate of Officer of the Company, dated as of the date hereof (the "Certificate of Officer"); and

         14. Such other documents and matters as we have deemed necessary or appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, qualifications and reasoning set forth herein.

         In expressing the opinions set forth below, we have assumed the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party
(other than the Company) is duly authorized to do so.

         3. Each of the parties (other than the Company) executing any of the
Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth in the
Document are legal, valid and binding and are enforceable in accordance with all stated terms.

         4. All Documents submitted to us as originals are authentic. All
Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete.
All representations, warranties, statements and information contained in the
Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. All actions documented by the 1998 Resolutions, the 1999 Resolutions and the 2000 Resolutions were taken by unanimous written consent of all incumbent directors of the Company and none of the resolutions has been rescinded or modified and each of the same is in full force and effect as of the date hereof.

Affordable Residential Communities Inc.
Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

         The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Identified, briefly described and discussed below are certain of the various actions taken or events which we have been informed in the Certificate of Officer have occurred relative to the Company which are material to the opinion set forth herein, together with, insofar as relevant to such opinion, various issues presented as a result of those actions or events, a discussion of the remedial measures taken in response thereto, and corresponding legal reasoning or analysis. We have relied upon the completeness and the accuracy of any and all factual information set forth below.

         Execution and Delivery of Certificates Representing 10,006,100 Shares
of Common Stock. On September 29, 1998, the Board of Directors of the Company
adopted the 1998 Resolutions approving the Intended Articles of Amendment. The
Intended Articles of Amendment, among other items, would have increased the aggregate number of shares of Common Stock the Company was authorized to issue pursuant to its charter from 1,000 to 15,000,000. The Company believes that, on or about September 29, 1998, the Intended Articles of Amendment were executed by
Scott D. Jackson, President of the Company, and attested to by Scott L. Gesell,
Secretary of the Company. The Company intended to file the Intended Articles of
Amendment but the SDAT has no record of such filing. Unaware that the Intended
Articles of Amendment were not on file with the SDAT, in accordance with the
1998 Resolutions, the 1999 Resolutions and the Subscription Agreements and after having received valid consideration from each Subscriber, the Company executed and delivered certificates representing 10,006,100 shares of Common Stock to the
Subscribers (the "Purported Stock Certificates").

         Thereafter, the Company became aware that the Intended Articles of
Amendment were not on file with the SDAT. At all times after each Subscriber received his Purported Stock Certificate(s), such Subscriber has been treated by the Company as a stockholder in all respects, including, but not limited to, receiving distributions and meeting notices.

         Remedial Measure. To correct any oversight in the filing of the
Intended Articles of Amendment and the execution and delivery of the Purported
Stock Certificates, on July 23, 2000, the Board of Directors adopted the 2000
Resolutions approving, among other items, the Amendment Agreement and each stockholder of the Company has executed the Amendment Agreement. In accordance with its terms, the Amendment Agreement provides that the Subscription
Agreements are amended and reformed as of the original dates of the Subscription
Agreements so that the number of shares of Common Stock subscribed for and purchased by

Affordable Residential Communities Inc.
Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

each Subscriber pursuant to the Subscription Agreements is equal to the sum of the number of shares subscribed for and purchased by each Subscriber times
..000088840717. As a result of the Amendment Agreement, the number of shares of
Common Stock issued pursuant to the Subscription Agreements is 888.9490983737.

         Pursuant to the 2000 Resolutions, the Board of Directors of the Company
approved, and submitted for a vote of the stockholders of the Company, Articles of Amendment and Restatement (the "Articles of Amendment"), which, among other items, increase the number of authorized shares of Common Stock of the Company to 50,000,000. In addition, pursuant to the 2000 Resolutions, the Board of
Directors of the Company authorized a 11,256.1-for-one stock dividend (the
"Stock Dividend") on each share of Common Stock issued and outstanding on the
Stock Split Record Date (as defined in the 2000 Resolutions).

         Effectiveness of Remedial Measure. As described above, the Purported
Stock Certificates were executed and delivered from time to time. The Company, however, has taken the remedial measure of the Amendment Agreement, amending and reforming the Subscription Agreements retroactively, so that the number of shares of Common Stock issued by the Company pursuant to the Subscription
Agreements does not exceed the number of shares of Common Stock which the
Company was authorized to issue.

         Under Maryland law "[p]arties to a contract may execute an agreement on one date and provide that all the rights, obligations and liabilities thereto will attach respectively as of a retroactive date." Canaras v. Lift Truck
Services, Inc., 272 Md. 337, 349, 322 A.2d 866, 872 (1974). Similarly, the
parties may "provide at the time of its execution that the contract [was]
entered into `as of' an earlier date . . . ; such agreements are then effective retroactively." Id.; see also Porzelack USA, Inc. v. Porzelack K.G. & Company,
889 F.2d 1084, 1989 WL 134601 (4th Cir. (Md.)) (stating that a contract was retroactive because evidence supported that it was the intent of the parties and holding that the lower court had "correctly ruled that under the applicable
Maryland law, Canaras v. Lift Truck Services, Inc., 272 Md. 337, 322 A.2d 866
(1974), the parties had the right to make their contract retroactive"). In addition, the Subscription Agreements contemplate amendments to the Subscription
Agreements so long as such amendments are in writing.

         The power of the Company to correct the oversight set forth above is supported by Section 8-210(a) of the Maryland Uniform Commercial Code ("MUCC"),
which provides that "appropriate action" cures an "overissue." The Official
Comment to Section 8-210(a) of the MUCC states that "under modern conditions, overissue may be a relatively minor technical problem that can be cured by appropriate action under governing corporate law." Accordingly,

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February 9, 2004

we conclude that "appropriate action" that is reasonable is the action taken,
i.e., the execution of the Amendment Agreement by the Company and the
Subscribers.

         One might argue, however, that even "appropriate action" does not cure an overissuance with respect to any person who can establish that, in good faith, he detrimently relied on the limitation in the Charter. The execution of the Amendment Agreement by the Company and Subscribers, however, did not change in any respect the relative rights among all of the equity holders of the
Company. At such time, the Subscribers were the only equity holders of the
Company. All of the Subscribers have executed the Amendment Agreement and each retained his respective proportionate equity interest in the Company. Moreover, upon approval by the stockholders of the Company and acceptance for record by the SDAT of the Articles of Amendment, the Stock Dividend caused each stockholder of the Company to have not only his proportionate equity interest in the Company but also the number of shares of Common Stock subscribed for by such stockholder as reflected in the Subscription Agreements and on his Purported
Stock Certificate(s) prior to the amendment and reformation of the Subscription
Agreements pursuant to the Amendment Agreement.

         In Dingle v. Shaab, 179 Md. 589, 20 A.2d 149, 153 (1941), the Court of
Appeals of Maryland held that stock issued in excess of the number of shares of stock authorized in the charter of a Maryland corporation is void. In Dingle, no remedial measures were taken to correct the overissuance of stock by the
Maryland corporation and the subscriber of the stock sought to avoid purchasing the shares of stock based on the overissuance. In this situation, however, the
Company has taken the remedial measures set forth above and all existing stockholders of the Company have participated in the remedial measures by executing the Amendment Agreement.

         In issuing this opinion, we note that, while we believe the opinion is supported by the underlying facts, the applicable provisions of the Maryland
General Corporation Law (the "MGCL") and applicable case law, there is no reported controlling Maryland judicial precedent, except as previously discussed above, directly on point and there is, therefore, no assurance that a court would follow our opinion.

         Based upon the foregoing analysis and reasoning and subject to the limitations, assumptions and qualifications set forth herein, it is our opinion that a Maryland court, which reasonably and properly analyzed the facts as set forth herein and properly applied the law, should hold that:

         1. The Company has all requisite corporate power to execute and deliver the Amendment Agreement and to perform its obligations thereunder. The execution, delivery and

Affordable Residential Communities Inc.
Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

performance of the Amendment Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. The Amendment
Agreement has been duly and validly executed and, so far as is known to us, delivered by the Company. The Amendment Agreement constitutes the legal, valid and binding obligation of the Company and the Subscribers, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and

         2. The Shares have been duly authorized, and are validly issued, fully paid and nonassessable as of their respective dates of original issuance as such dates are reflected in the Stock Ledger; and

         3. The execution and delivery of the Amendment Agreement, the consummation of the transactions contemplated thereby and the compliance by the
Company with the provisions thereof will not (i) constitute a default under or violate any of the terms, conditions or provisions of the Charter or the Bylaws or any provision of the MGCL, (ii) require any consent, approval or authorization of, or filing with, any Maryland government authority on the part of the Company that has not been obtained, waived or filed or (iii) violate any statute, rule, regulation, order, judgment or decree of any Maryland government authority.

         In addition to the qualifications set forth above and without limiting the generality of such qualifications, the opinion contained herein is also subject to the following:

         A. We express no opinion with respect to the legality, validity, binding effect or enforceability of, or the compliance with any applicable law of, any provision set forth in the Amendment Agreement purporting to confer jurisdiction upon any court to hear or resolve any suit, action or proceeding seeking to enforce any provision of or based upon any matter arising out of or in connection with the Amendment Agreement to the extent that such jurisdiction is (a) obtained by fraud or overreaching, (b) so unfair or inconvenient as, for all practical purposes, to deprive a party of a remedy or of its day in court, or (c) contrary to a public policy of the State of Maryland existing at such time.

Affordable Residential Communities Inc.
Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

         B. Enforceability may be limited to the extent that remedies are sought with respect to a breach that a court concludes is not material or does not adversely affect the parties seeking enforcement and we express no opinion to the extent such limitations may apply.

         C. Enforceability may be limited by any unconscionable or inequitable conduct upon the part of any party (other than the Company), defenses arising from the failure of any party (other than the Company) to act in accordance with the terms and conditions of the Amendment Agreement or defenses arising as a consequence of the passage of time or defenses arising as a result of any party's (other than the Company's) failure to act reasonably or in good faith and we express no opinion to the extent such limitations may apply.

         D. Enforceability of provisions relating to dividends and distributions to be made to stockholders may be limited by laws affecting the right to authorize, declare, make or receive dividends or other distributions and we express no opinion to the extent such limitations may apply.

         E. We express no opinion as to the enforceability of any provision the performance of which by the Company would be prohibited by federal law or the law of any other state or the rules of a securities market.

         F. We express no opinion as to the enforceability of any provision of the Amendment Agreement by any person not a party to such document.

         The foregoing opinion is limited to the MGCL and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of documents, instruments or agreements. Our opinion expressed in paragraph 3 above is based upon our consideration of only those consents, approvals or authorizations of, or filings required by, the State of Maryland, if any, and of only those statutes, rules, regulations, orders, judgments or decrees, if any, which, in our experience, are normally necessary or applicable to transactions of the type contemplated by the Amendment Agreement.

Affordable Residential Communities Inc.
Skadden, Arps, Slate, Meagher & Flom LLP
February 9, 2004

                  We assume no obligation to supplement this opinion if any
applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                                          Very truly yours,

                                          /s/ Venable LLP